Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Horizon Lines, Inc. for the registration of 2,678,894 shares of common stock and to the incorporation by reference therein of our report dated February 15, 2006, with respect to the consolidated financial statements and schedule of Horizon Lines, Inc., included in its Form 10-K for the year ended December 25, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

November 14, 2006